EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective October 6, 2016 (“Effective Date”), by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Carl O’Connell, an individual (“Employee”).

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            EMPLOYMENT AND DUTIES.

A.           Job Title and Responsibilities. The Company hereby employs Employee, and Employee hereby agrees to be employed, as President reporting to the Chief Executive Officer.  Employee’s title and responsibilities may change during the course of Employee's employment with Employer, but the terms of this Agreement shall remain in full force and effect regardless of any change in Employee's title or responsibilities.

B.           Full-Time Best Efforts. Employee agrees to devote Employee’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Employee’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Employee’s ability, experience and talent, perform all of Employee’s obligations hereunder. Employee shall not, at any time during Employee’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or employee, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Employee’s duty of loyalty to the Company. Without limiting the generality of the foregoing, Employee has disclosed that he currently serves on the board of directors or trustees of one (1) company/organization, which has been identified to the Company. Employee shall seek the written consent of the Company prior to accepting any further outside board positions or prior to materially expanding his role on the current boards on which he serves.

C.           Duty of Loyalty. Employee acknowledges that during Employee’s employment with the Company, Employee has participated in and will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Employee owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Employee’s ability, to promote the best interests of the Company.

D.           Conflict of Interest. Employee agrees that while employed by the Company, and except with the advance written consent of the Board of Directors, Employee will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Employee or any member of Employee’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Employee does not have the ability to control or significantly influence policy decisions.

2.            COMPENSATION.

A.           Base Pay. The Company agrees to pay Employee gross annual compensation of $340,000 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices. The Base Salary will be subject to normal periodic review at least annually, and such review will consider Employee’s contributions to the Company and the Company’s overall performance.

B.           Signing Bonus. The Company shall pay Employee a signing bonus in the amount of $75,000 (the “Signing Bonus”), as follows: $20,000 shall be paid as soon as practicable after the Effective Date, and $55,000 shall be paid no later than March 31, 2017. In the event Employee terminates his employment with the Company for any reason on or prior to the one (1) year anniversary following the Effective Date, Employee shall forfeit the Signing Bonus and repay to the Company any portion of the Signing Bonus then paid to Employee.

C.           Bonus and Incentive Compensation. Employee shall be eligible for bonus and incentive based compensation approved by the Compensation Committee of the Board of Directors from time to time. The target bonus compensation will be 50% of Employee’s Base Salary, except that for the 2016 calendar year, Employee shall only be eligible to receive a pro-rated bonus of up to 25% of Employee’s Base Salary. Such bonus and incentive compensation shall be less all required tax withholdings and other applicable deductions, and shall be paid in accordance with the bonus and incentive compensation plan documents adopted by the Company, or in the absence of such plan documents, no later than two and one-half (2-1/2) months following the year in which the bonus or incentive compensation vests. Employee must remain continuously employed by the Company through the date bonus compensation is paid to be eligible to receive such bonus compensation.

D.           Stock Option. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant Employee an option to purchase 300,000 shares of Company common stock at an exercise price equal to the closing price of Company common stock on date the Compensation Committee approves the grant (the “Option”). The Option will vest as follows: (i) twenty percent (20%), or 60,000 underlying shares, will vest on the first anniversary of the date of grant, and (ii) the remaining eighty percent (80%), or 240,000 underlying shares, will vest in sixteen (16) equal quarterly installments of 15,000 underlying shares each, beginning three months after the first anniversary of the date of grant. Employee must remain continuously employed by the Company for vesting to occur. Vesting of the Option will accelerate in full upon a Change of Control unless the successor to the Company assumes the Option or issues to Employee a similar replacement instrument on substantially the same economic terms as the Option.

E.           Benefits. During Employee’s employment, Employee will be eligible to participate in the Company’s benefit programs, as summarized and as governed by any plan documents concerning such benefits. Employee acknowledges that the Company may amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Employee will be eligible for four weeks of paid vacation per year, subject to the Company’s carryover policy for unused vacation in effect from time to time.

F.           Travel and Relocation Expenses. Until December 31, 2017, or such earlier date as Employee and the Company may agree, Employee will be based in Memphis, Tennessee and will travel from Memphis, Tennessee to all Company locations, and the Company will reimburse Employee for Employee’s reasonable, out-of-pocket expenses associated with such travel. No later than December 31, 2017, Employee and the Company will mutually agree upon Employee’s principal place of employment, and the Company will provide Employee with a reasonable and customary relocation package to facilitate Employee’s move to such principal place of employment.

G.           Clawback. Employee agrees that any compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time-to-time or as required by applicable law, regulation or stock exchange listing requirement.

3.            PROPRIETARY INFORMATION.

A.           Employee understands that during Employee’s employment relationship with the Company, the Company intends to provide Employee with information, including Proprietary Information (as defined herein), without which Employee would not be able to perform Employee’s duties to the Company. Employee agrees, at all times during the term of Employee’s employment relationship and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company to the extent necessary to perform Employee’s obligations to the Company, any Proprietary Information that Employee obtains, accesses or creates during the term of the relationship, whether or not during working hours, until such Proprietary Information becomes publicly and widely known and made generally available through no wrongful act of Employee or of others under confidentiality obligations as to the information involved. Employee understands that “Proprietary Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company by third parties under an obligation of non-disclosure or non-use or both. “Proprietary Information” includes, without limitation, inventions, technical data, trade secrets, marketing ideas or plans, research, product or service ideas or plans, business strategies, investments, investment opportunities, potential investments, market studies, industry studies, historical financial data, financial information and results, budgets, identity of customers, forecasts (financial or otherwise), possible or pending transactions, customer lists and domain names, price lists, and pricing methodologies.

B.           At all times, both during Employee’s employment and after its termination, Employee will keep and hold all such Proprietary Information in strict confidence and trust. Employee will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform Employee’s duties as an employee of the Company for the benefit of the Company. Employee may disclose information that Employee is required to disclose by valid order of a government agency or court of competent jurisdiction, provided that Employee will:

1.          Notify the Company in writing immediately upon learning that such an order may be sought or issued,

2.          Cooperate with the Company as reasonably requested if the Company seeks to contest such order or to place protective restrictions on the disclosure pursuant to such order, and

3.          Comply with any protective restrictions in such order, and disclose only the information specified in the order.

C.           Upon termination of employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s work with the Company.

D.           Employee agrees not to infringe the copyrights of the Company, its customers or third parties (including, without limitation, Employee’s previous employer, customers, etc.) by unauthorized or unlawful copying, modifying or distributing of copyrighted material, including plans, drawings, reports, financial analyses, market studies, computer software and the like.

4.            COVENANT NOT TO COMPETE.

A.           Noncompetition Covenant. Employee agrees that during the Restricted Period (as defined below), without the prior written consent of the Company, Employee shall not, directly or indirectly within the Territory (as defined below): (i) personally, by agency, as an employee, independent contractor, consultant, officer, director, manager, agent, associate, investor (other than as a passive investor holding less than five percent of the outstanding equity of an entity), or by any other artifice or device, engage in any Competitive Business (as defined below), (ii) assist others, including but not limited to employees of the Company, to engage in any Competitive Business, or (iii) own, purchase, finance, organize or take preparatory steps to own, purchase, finance, or organize a Competitive Business.

B.           Definitions.

1.          “Competitive Business” means (i) any person, entity or organization which is engaged in or about to become engaged in research on, consulting regarding, or development, production, marketing or selling of any product, process, technology, device, invention or service which resembles, competes with or is intended to resemble or compete with a product, process, technology, device, invention or service of the Company; or (ii) any other line of business that was conducted by the Company or that Employee knows or reasonably should know the Company or any affiliate, successor or related entity, at any time during the term of Employee’s employment with the Company, is actively preparing to pursue.

2.          “Territory” means the United States of America.

3.          “Restricted Period” means the period of Employee’s employment with the Company and for a period of twelve (12) months following the termination of Employee’s employment; provided that if such termination is of a type that results in severance under Paragraph 12B, the Restricted Period after termination shall be the period of severance, if any, following such termination.

5.            NON-SOLICITATION AND NON-INTERFERENCE COVENANTS.

A.           Nonsolicitation of Employees and Others. During the Restricted Period, (a) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee, consultant, independent contractor, vendor, supplier, or agent to terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, and (b) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee to work for Employee or any other person or entity, other than the Company or its affiliates or related entities.

B.           Nonsolicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit, recruit, or induce any Customer (as defined below) for the purpose of (i) providing any goods or services related to a Competitive Business, or (ii) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers. “Customer” means a person or entity with which Employee had contact or about whom Employee gained information while an Employee of the Company, and to which the Company was selling or providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Employee’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Employee’s employment with the Company.

6.            ACKNOWLEDGEMENTS. Employee acknowledges and agrees that:

A.           The geographic and duration restrictions contained in Paragraphs 4 and 5 of this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests and trade secrets, given the geographic scope of the Company’s business operations, the competitive nature of the Company’s business, and the nature of Employee’s position with the Company;

B.           Employee’s employment creates a relationship of confidence and trust between Employee and the Company with respect to the Proprietary Information, and Employee will have access to Proprietary Information (including but not limited to trade secrets) that would be valuable or useful to the Company’s competitors;

C.           The Company’s Proprietary Information is a valuable asset of the Company, and any violation of the restrictions set forth in this Agreement would cause substantial injury to the Company;

D.           The restrictions contained in this Agreement will not unreasonably impair or infringe upon Employee’s right to work or earn a living after Employee’s employment with the Company ends; and

E.           This Agreement is a contract for the protection of trade secrets under applicable law and is intended to protect the Proprietary Information (including trade secrets) identified above.

7.            “BLUE PENCIL” AND SEVERABILITY PROVISION. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Proprietary Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

8.            INVENTIONS.

A.           Inventions Retained and Licensed. Attached as Exhibit A is a list describing all inventions and information created, discovered or developed by Employee, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or with others before Employee’s employment with the Company (“Prior Inventions”), which belong in whole or in part to Employee, and which are not being assigned by Employee to the Company. Employee represents that Exhibit A is complete and contains no confidential or proprietary information belonging to a person or entity other than Employee. Employee acknowledges and agrees that Employee has no rights in any Inventions (as that term is defined below) other than the Prior Inventions listed on Exhibit A. If there is nothing identified on Exhibit A, Employee represents that there are no Prior Inventions as of the time of signing this Agreement. Employee shall not incorporate, or permit to be incorporated, any Prior Invention owned by Employee or in which he has an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing, if, in the course of Employee’s employment with the Company, Employee directly or indirectly incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, create derivative works from and sell such Prior Invention as part of or in connection with such product, process or machine.

B.           Assignment Of Inventions. Employee shall promptly make full, written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all his right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works, or trade secrets, whether or not they may be patented or registered under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Employee’s employment by the Company (the “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Employee understands and agrees that the decision whether to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such invention.

Employee recognizes that Inventions relating to his activities while working for the Company and conceived or made by Employee, whether alone or with others, within one (1) year after cessation of Employee’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Employee acknowledges and agrees that such Inventions shall be presumed to have been conceived during Employee’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Employee has established the contrary.

C.           Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

D.           Patent, Trademark and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of his employment with the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Employee; this power of attorney shall be a durable power of attorney which shall come into existence upon Employee’s mental or physical incapacity.

9.           SURVIVAL AND REMEDIES. Employee’s obligations of nondisclosure, nonsolicitation, noninterference, and noncompetition under this Agreement shall survive the cessation of Employee’s employment with the Company and shall remain enforceable. In addition, Employee acknowledges that upon a breach or threatened breach of any obligation of nondisclosure, nonsolicitation, noninterference, or noncompetition of this Agreement, the Company may suffer irreparable harm and damage for which money alone cannot fully compensate the Company. Employee therefore agrees that upon such breach or threat of imminent breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement and the right to require Employee to account for and pay over to the Company all profits or other benefits derived or received by Employee as the result of such a breach, nor shall this Paragraph be construed to limit the rights or remedies available under state law for any violation of any provision of this Agreement.

10.         RETURN OF COMPANY PROPERTY. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, DayTimers, planners, calendars, schedules, discs, data tapes, financial plans and information, or other recorded matter, whether in hard copy, magnetic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Employee’s work for the Company, or relating to the Company or the Company’s Proprietary Information, whether created or developed by Employee alone or jointly during his employment with the Company, are the exclusive property of the Company. Employee shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of employment. Upon cessation of Employee’s employment, Employee agrees to sign and deliver the “Termination Certificate” attached as Exhibit B, which shall detail all Company property that is surrendered upon cessation of employment.

11.         NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION. During his employment with the Company, Employee shall not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity, and Employee shall not bring on to the premises of the Company any unpublished document or proprietary information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Employee represents that he has not improperly used or disclosed any proprietary information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Employee also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Employee from performing his duties for the Company or otherwise complying with this Agreement. To the extent Employee violates this provision, or his employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Employee shall indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

12.         TERMINATION.

A.           By Either Party. Either Party may terminate this Agreement at any time with or without notice, and with or without cause. Except as provided in this Paragraph 12, upon termination of employment, Employee shall only be entitled to Employee’s accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment.

B.           Termination Without Cause or Resignation for Good Reason. If the Company terminates Employee’s employment without Cause (defined below) or Employee resigns for Good Reason (defined below), Employee shall be entitled to receive continuing bi-weekly payments of severance pay at a rate equal to Employee’s Base Salary, as then in effect, for (i) six (6) months from the date of termination of employment, if employment is terminated on or prior to December 31, 2017, or (ii) nine (9) months from the date of termination of employment, if employment is terminated after December 31, 2017, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, commencing on the effective date of a separation agreement with a complete release of claims against the Company; provided that (1) the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of separation from service; and (2) Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. Notwithstanding the foregoing, any payments due under this Paragraph 12B shall commence within sixty (60) days of Employee's termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year.

C.           Termination Upon a Change of Control. If the Company or any successor in interest to the Company terminates Employees employment in connection with or within twelve (12) months after a Change of Control (defined below), Employee shall be entitled to receive (i) his accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment, and (ii) continuing bi-weekly payments of severance pay at a rate equal to Employee’s Base Salary, as then in effect, for (A) six (6) months from the date of termination of employment, if employment is terminated on or prior to December 31, 2017, or (B) nine (9) months from the date of termination of employment, if employment is terminated after December 31, 2017, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, commencing on the effective date of a separation agreement with a complete release of claims against the Company; provided that the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of separation from service; and further provided that Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. In addition, during the applicable period determined in accordance with the preceding sentence, with respect to group health benefits, Employee (and his dependents) may elect, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, to remain covered under the Company’s group health plan for the period mandated by COBRA or similar state law. If Employee timely and effectively elects such continuation coverage, the Company will pay the premiums for such coverage of Employee (and his dependents, as applicable) through such applicable period; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. The payments described in this Paragraph 12C are in lieu of, and not in addition to, the payments described in Paragraph 12B, it being understood by Employee that he shall be paid only one severance. Notwithstanding the previous provisions of this Paragraph 12C, any payments due under this Paragraph 12C shall commence within sixty (60) days of Employee's termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year. A Change of Control may also accelerate vesting under the Option as provided in Section 2D.

D.           Termination for Cause, Death or Disability, or Resignation Without Good Reason. If Employee’s employment with the Company terminates voluntarily by Employee without Good Reason, for Cause by the Company or due to Employee’s death or disability, then payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned).

E.           Definitions.

1.          “Cause.” For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance of Employee’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; or (iv) material breach by Employee of any of obligations under any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all employees.

2.          “Good Reason.” For all purposes under this Agreement, “Good Reason” is defined as Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (i) a material reduction of Employee’s duties, authority or responsibilities, relative to Employee’s duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material reduction in Employee’s base compensation; or (iii) a material breach by the Company under any written agreement or covenant with Employee. Employee will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition shall not have been cured.

3.          “Change of Control.” For all purposes under this Agreement, “Change of Control” of the Company is defined as:

(a)          a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (i) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (ii) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Company common stock, or (iii) an Excluded Entity (as defined below); or

(b)          any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into an Excluded Entity, being another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or

(c)          any acquisition of at least a majority of the shares of voting capital stock of the Company by any corporation, entity or person or group of corporations, entities or persons acting in concert, other than an Excluded Entity.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company or change in the state of the Company’s incorporation shall not constitute a Change of Control event for purposes of this Agreement.

F.           Exclusive Remedy. In the event of a termination of Employee’s employment with the Company, the provisions of this Paragraph 12 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled.

13.          GENERAL PROVISIONS.

A.           Governing Law; Consent To Personal Jurisdiction. The laws of the State of Colorado govern this Agreement without regard to conflict of laws principles. Employee and the Company each hereby consents to the personal jurisdiction of the state courts located in the City and County of Denver, State of Colorado, and the federal district court sitting in the City and County of Denver, State of Colorado, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning Employee’s employment or termination of employment, or arising from or related to this Agreement or any other agreement executed between Employee and the Company. Should an action be brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in prosecuting the action.

B.           Entire Agreement. This Agreement sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Employee relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof. To the extent that this Agreement may conflict with the terms of another written agreement between Employee and the Company, the terms of this Agreement will control.

C.           Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Employee and an authorized representative of the Company.

D.           Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Company’s failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any of the Company’s rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

E.           Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns. Employee shall not have the right to assign his rights or obligations under this Agreement.

F.           Construction. The language used in this Agreement will be deemed to be language chosen by Employee and the Company to express their mutual intent, and no rules of strict construction will be applied against either party.

G.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

H.           Further Assurances. Employee agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

I.           Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

J.           Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party at such party’s address shown in the signature blocks below or to such other address as such party may have given to the other by notice pursuant to this Paragraph. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

K.          409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). To the extent that any such payments are determined to be subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, (ii) any payments due upon a termination of employment shall only be payable if the termination constitutes a "separation from service" within the meaning of Section 409A, (iii) any right to a series of installment payments is to be treated as a right to a series of separate payments, and (iv) any payments due to a "specified employee" of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh month following such separation from service. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

14.           EMPLOYEE’S ACKNOWLEDGMENTS. Employee acknowledges that he is executing this Agreement voluntarily and without duress or undue influence by the Company or anyone else and that Employee has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE	XTANT MEDICAL HOLDINGS, INC.

Print Name:	Carl O’Connell	Print Name:	Dan Goldberger

Signature:	/s/ Carl O’Connell	Signature:	/s/ Dan Goldberger

		Title:	CEO

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